Exhibit 99.1

SouthWest Water Company Reports Second Quarter 2009 Results

LOS ANGELES--(BUSINESS WIRE)--September 18, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the quarter ended June 30, 2009. With the filing of this quarter’s Form 10-Q, the company is current with its required SEC filings. As previously announced, the company completed a comprehensive financial review of prior period financial statements. Accordingly, financial results for 2008 reported herein are restated and reflect adjustments made pursuant to the financial review.

For the 2009 second quarter, operating revenue decreased 3% to $52.4 million from $54.2 million in the second quarter of 2008. Adjusted income from continuing operations, which excludes certain items that are not routine to operations net of tax (a non-GAAP financial measure), was $0.8 million, or $0.03 per diluted share, compared with adjusted income from continuing operations of $1.0 million, or $0.04 per diluted share, for the second quarter of 2008. Loss from continuing operations (GAAP), which includes the non-routine charges, was $8.1 million, or $0.33 per share, compared with a loss from continuing operations of $0.4 million, or $0.02 per share, for the same period of 2008. A reconciliation table of GAAP loss from continuing operations to adjusted income from continuing operations can be found at the end of this release.

“Given the slowdown in the economy and reduced spending by customers this year versus last, we are pleased with the improved operating margins all of our segments showed in the second quarter over the comparable period of 2008,” said Mark A. Swatek, SouthWest Water chief executive officer and chairman. “Consolidated results were impacted by significant costs associated with the restatement of historical financial results and the write-down of Cornerstone assets, offset by the positive impact from the sale of our New Mexico utility through settlement of eminent domain proceedings.”

Net income for the 2009 second quarter was $9.5 million, or $0.38 per diluted share, compared to a net loss of $26,000, or $0.00 per share, in the comparable prior year period. Net income for the 2009 second quarter included a $26.1 million gain on sale of the company’s New Mexico utility, which was the primary driver of income from discontinued operations of $17.6 million.

The sale of the New Mexico utility pursuant to eminent domain resulted in $53.9 million of net cash proceeds which were used to pay down debt including first mortgage bonds and the company’s revolving credit facility. At June 30, 2009 the resulting outstanding balance of the company’s line of credit was $70.4 million and its debt to capitalization ratio was 56%, down from 64% at March 31, 2009.

Utilities

With the sale of the company’s New Mexico utility, this segment now consist of utilities located in California, Alabama and Mississippi. Operating revenue increased $0.2 million, or 1.4%, to $16.4 million from $16.2 million for the second quarter of 2008. The increase was primarily due to a rate increase at the company’s California utility, offset by reduced consumption in California due to customer conservation. Operating expenses remained constant at $10.3 million for both periods. Operating income increased $0.2 million, or 3%, to $6.1 million compared to $5.9 million for the second quarter of 2008. Items that impacted operating income that are not routine to operations include a $0.4 million sales tax refund in the second quarter of 2008.

Texas Utilities

The Texas Utilities segment operating revenue increased $0.3 million, or 3%, to $9.0 million from $8.7 million for the second quarter of 2008. The increase was primarily due to increased demand due to hot and dry weather versus the comparable period. Operating expenses decreased $0.8 million, or 10%, to $7.0 million from $7.7 million for the second quarter of 2008. Operating income was $2.0 million, up from $1.0 million for the second quarter of 2008, principally due to $0.9 million of costs incurred in 2008 related to the write-off of wholesale water assets.

O&M Services

The O&M Services segment operating revenue decreased $1.5 million, or 14%, to $9.0 million from $10.4 million for the second quarter of 2008. The decrease in revenue was primarily due to lost contracts and reduced project work, offset by price and scope increases. Operating expenses decreased $1.6 million, or 15%, to $9.1 million from $10.7 million for the second quarter of 2008, primarily due to lower costs associated with lost contracts and reduced project work. Operating loss narrowed to $0.2 million from an operating loss of $0.3 million for the second quarter of 2008.

Texas MUD Services

The Texas MUD Services segment operating revenue decreased $0.8 million, or 4%, to $18.0 million from $18.8 million for the second quarter of 2008. The decrease was primarily due to reduced new housing related services and the sale of the company’s environmental testing laboratory on April 1, 2009. Operating expenses decreased $1.4 million, or 7%, to $17.9 million from $19.3 million for the second quarter of 2008, primarily due to lower costs resulting from the sale of the laboratory. Operating income increased $0.6 million to $59,000 from an operating loss of $0.5 million for the second quarter of 2008. Items that impacted operating loss for the second quarter of 2008 that are not routine to operations include $0.2 million of costs related to an impairment of long-lived assets.

Corporate Expenses

General corporate expenses increased $12.9 million to $17.6 million from $4.7 million for the second quarter of 2008. Corporate expenses were impacted by non-routine costs of $12.9 million, primarily driven by $5.2 million of financial restatement related costs and $8.0 million related to a write-off of assets net of recoveries from vendors of the company’s internal-use software development project, known as Cornerstone, offset by reduced costs associated with expenditures in the comparable period related to consulting expenses. Project costs were reduced by $0.9 million due to the elimination of costs related to Cornerstone, which was halted in October 2008. Routine expenditures increased by $0.9 million primarily due to increases in medical claims, third-party legal and tax consultation expenses and an accrual for bonuses, offset by reductions in other corporate overhead departments due to company efforts to lower overhead costs.

Capital Expenditures

Total company funded capital expenditures were $2.6 million compared to $7.0 million in the second quarter of 2008, which included $1.7 million of expenditures related to the Cornerstone project. The company anticipates total capital expenditures for 2009 will be between $18 million and $22 million.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted income from continuing operations and adjusted income from continuing operations per diluted share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, which is income from continuing operations before certain charges that are not routine to operations, can be found at the end of this release.

Conference Call

The company will hold a conference call with interested parties to discuss the 2009 second quarter results on September 21, 2009, at 1:00 p.m. Eastern time (10:00 a.m. Pacific). The call and an accompanying slide presentation will be web cast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com under the investor relations button at the top of the page. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website. A telephonic replay will also be available beginning at 4:00 p.m. Eastern (1:00 p.m. Pacific) until midnight September 28, 2009 at 888.286.8010 (international callers 617.801.6888), passcode 58155381.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2008 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

RECONCILIATION OF NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
($$ in thousands except per share)	2009		2008 (restated)		2009		2008 (restated)
		Per Share		Per Share		Per Share		Per Share
Loss from continuing operations before income taxes (GAAP)	($12,535)	($0.51)	($668)	($0.03)	($18,034)	($0.73)	($2,543)	($0.10)
Adjustments (non-routine charges to operations):
Restatement related	5,248	0.21	-	-	10,582	0.43	-	-
Write-off of assets	8,115	0.33	1,075	0.04	8,115	0.33	1,075	0.04
Legal fees and various settlements	365	0.01	(63)	(0.00)	365	0.01	(63)	(0.00)
Cornerstone project costs	-	-	900	0.04	-	-	1,558	0.06
Refund of sales tax	-	-	(359)	(0.01)	-	-	(359)	(0.01)
Consulting expenses	-	-	617	0.03	-	-	617	0.03
Strategic alternative evaluation	-	-	-	-	-	-	719	0.03
Benefit from income taxes (GAAP)	4,472	0.18	233	0.01	6,566	0.27	890	0.04
Tax effect related to Adjustments	(4,873)	(0.20)	(770)	(0.03)	(6,767)	(0.28)	(1,259)	(0.05)
Income from continuing operations after income taxes (adjusted)	$791	$0.03	$964	$0.04	$827	$0.03	$635	$0.03

Diluted shares outstanding used in calculations	24,608		24,507		24,604		24,444

Note: The table above does not include results from the company’s New Mexico utility which was sold during the second quarter 2009 and is therefore recorded in Discontinued Operations.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2009	2008 As Restated	2009	2008 As Restated

Operating revenue	$52,416	$54,170	$102,508	$101,583

Expenses:
Operating expenses	50,052	48,205	99,959	91,938
Depreciation and amortization	3,857	3,526	7,690	7,009
Impairment of long-lived assets	8,115	1,075	8,115	1,075
Total operating expenses	62,024	52,806	115,764	100,022

Operating income (loss)	(9,608)	1,364	(13,256)	1,561

Other income (expense):
Interest expense	(2,975)	(2,092)	(4,862)	(4,212)
Interest income	48	60	84	108
Loss from continuing operations before income taxes	(12,535)	(668)	(18,034)	(2,543)

Benefit from income taxes	(4,472)	(233)	(6,566)	(890)

Loss from continuing operations	(8,063)	(435)	(11,468)	(1,653)

Income from discontinued operations, net of tax	17,559	415	17,731	660

Net income (loss)	9,496	(20)	6,263	(993)
Preferred stock dividends	(6)	(6)	(6)	(12)

Net income (loss) applicable to common stockholders	$9,490	$(26)	$6,257	$(1,005)

Income (loss) per common share:
Basic and Diluted:
Loss from continuing operations	$(0.33)	$(0.02)	$(0.47)	$(0.07)
Income from discontinued operations	0.71	0.02	0.72	0.03
Net income (loss) applicable to common stockholders	$0.38	$-	$0.25	$(0.04)

Weighted average common shares outstanding:
Basic	24,608	24,507	24,604	24,444
Diluted	24,608	24,507	24,604	24,444

CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2009	December 31, 2008

ASSETS

Current Assets:
Cash and cash equivalents	$1,580	$1,112
Accounts receivable, net	31,688	29,697
Prepaid expenses and other current assets	24,541	26,902
Total current assets	57,809	57,711

Property, Plant and Equipment, net	315,360	429,251

Other Assets:
Goodwill	16,475	17,652
Intangible assets	1,349	1,666
Other assets	20,600	20,927
Total assets	$411,593	$527,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$13,745	$16,139
Current portion of long-term debt	2,162	2,213
Other current liabilities	18,554	28,370
Total current liabilities	34,461	46,722

Other Liabilities and Deferred Credits:
Long-term debt, less current portion	149,847	190,578
Deferred income taxes	27,310	23,750
Advances for construction	8,928	8,910
Contributions in aid of construction	44,967	117,113
Other liabilities and deferred credits	26,502	26,334

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	458	458
Common stock	249	249
Additional paid-in capital	147,928	147,775
Accumulated deficit	(29,158)	(34,794)
Accumulated other comprehensive income	101	112
Total stockholders’ equity	119,578	113,800
Total liabilities and stockholders’ equity	$411,593	$527,207

CONTACT:
For Further Information:
SouthWest Water Company
DeLise Keim, 213-929-1846
www.swwc.com